RONSON REPORTS SUBSTANTIAL INCREASES IN SALES AND EARNINGS IN
                       SECOND QUARTER AND FIRST HALF 2006


Somerset, N.J., August 3, 2006 - Ronson Corporation (NASDAQ Capital Market RONC) today reported:

      1. Substantial increases in sales and earnings in the second quarter and first half of 2006;
      2.    Replacement financing; and
      3.    New RAI hangar - start of construction.

SALES - Ronson Corporation's Net Sales in the first half of 2006 had a significant increase of 21% to $15,183,000 in comparison with $12,506,000 in the first half of 2005. Net Sales in the second quarter 2006 increased by 29% to $7,841,000 compared to $6,069,000 in 2005.

The large sales increase in the first half of 2006 is attributable to new Ronson consumer products and the broader distribution of these in the United States and Canada, as well as a large second quarter sale of $957,000 to China of Ronsonol and Ronson Multi-Fill butane. The new products include the new Jet Lite butane lighter. The Jet Lite is now sold by Wal-Mart in its 2,800 stores throughout the USA and, more recently, Canada. Earlier this year, Ace Hardware accepted the new Ronson Tech Torch and Aero Torch for warehousing and making these products available for sale in 4,800 nationwide Ace stores. Also this year, CVS, a national retail chain of 5,100 stores, ordered our Jet Lite and Comet refillable butane lighters. Recently Rite-Aid, a national retail chain of about 3,350 stores, ordered the Jet Lite along with Ronson Multi-Fill butane.

RESULTS OF OPERATIONS - The Company's Earnings from Operations improved to $288,000 in the second quarter 2006, an improvement of $319,000 from a Loss from Operations of $(31,000) in the second quarter 2005 (the improvement in operating earnings would have been greater if Bank of America had not charged $70,000 in fees in the quarter - refer to Financing below). The Company's Earnings from Operations improved to $578,000 in the first half of 2006, an improvement of $630,000 from the Loss from Operations of $(52,000) in the first half of 2005 (the improvement in operating earnings would have been greater if Bank of America had not charged $90,000 in fees in the first half of 2006. There were no such charges in 2005.)

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The Company's Earnings before Income Taxes were $164,000 in the first half of
2006 compared to a Loss before Income Taxes of $(710,000) in the first half of 2005. The Company's second quarter 2006 Earnings before Income Taxes were $33,000 compared to a Loss before Taxes of $(569,000) in the second quarter of 2005. The second quarter loss in 2005 included a nonrecurring loss of $(421,000) related to the sale of Ronson Aviation, Inc.'s Citation II charter jet and its charter business.

In the first half of 2006, the Company reported Net Earnings of $103,000 as compared to a Net Loss in the first half of 2005 of $(413,000), an improvement of $516,000. In the second quarter 2006, the Company had Net Earnings of $25,000 compared to a Net Loss in the second quarter of 2005 of $(325,000), an improvement of $350,000.

FINANCING - On July 31, 2006, the Company completed new financing agreements totaling $3,945,000 with CIT Group/Commercial Services, Inc. ("CIT"). The proceeds from the CIT financing repaid and replaced the prior loan agreements with Bank of America and Canadian Imperial Bank of Commerce.

The Company is in discussions with certain banks for new mortgage financing on the Ronson Consumer Products Corporation property in Woodbridge, New Jersey. Prior to July 31, 2006, the Ronson Woodbridge property was subject to a mortgage loan from Bank of America of about $1,200,000. This mortgage loan was repaid in full from the new CIT financing. A new mortgage of about $2,000,000 on the Ronson Consumer Products Corporation property is expected to be completed in the third quarter of 2006.

NEW HANGAR AT RONSON AVIATION, INC. ("RAI") - Earlier this year, we announced the start of construction for an additional hangar at RAI at Trenton-Mercer Airport in New Jersey. The new 19,200 sq. ft. hangar will complement RAI's existing hangar/office complex. It is expected to be ready for occupancy in the second quarter of 2007. RAI, as a full-service fixed base operator (FBO) at the sizable Trenton-Mercer Airport, with its favorable location in the New Jersey/New York/Philadelphia metropolitan area, has growth opportunities ahead.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed-base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, avionics and hangar/office leasing.

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

                               RONSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS


FOR THE QUARTER ENDED JUNE 30:
------------------------------
                                                           2006                2005
                                                           ----                ----

Net Sales                                           $  7,841,000 (1)    $  6,069,000
Earnings (loss) from operations                          288,000 (2)         (31,000) (2)
Nonrecurring loss - aircraft sale                             --            (421,000) (3)
Earnings (loss) before income taxes                       33,000 (4)        (569,000)
Income tax expense (benefit)                               8,000            (244,000)
Net earnings (loss)                                       25,000            (325,000)

Net earnings (loss) per common share (5,6):
Basic                                               $        .01        $      (0.07)
Diluted                                                      .01               (0.07)

Average common shares outstanding (5,6):
Basic                                                  4,554,000           4,536,000
Diluted                                                4,604,000           4,536,000


FOR THE SIX MONTHS ENDED JUNE 30:
---------------------------------
                                                           2006                2005
                                                           ----                ----

Net sales                                           $ 15,183,000 (1)    $ 12,506,000
Earnings (loss) from operations                          578,000 (2)         (52,000)
Nonrecurring loss - aircraft sale                             --            (421,000) (3)
Earnings (loss) before income taxes                      164,000            (710,000)


Income tax expense (benefit)                              61,000 (4)        (297,000)
Net earnings (loss)                                      103,000            (413,000)


Net earnings (loss) per common share (5,6):
Basic                                               $        .02        $       (.09)
Diluted                                                      .02                (.09)

Average common shares outstanding (5,6)
Basic                                                  4,545,000           4,536,000
Diluted                                                4,595,000           4,536,000

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FOOTNOTES:
----------

(1) The Net Sales in the second quarter and first half of 2006 included a sale of Ronsonol and Ronson Butane refills of $957,000 to a customer in the People's Republic of China.

(2) Each of the periods reported included other charges which were the legal fees incurred as a result of the two lawsuits filed by the same stockholder, net of related insurance reimbursements. The Other Charges amounted to $40,000 in the second quarter of 2006, $70,000 in the first half of 2006, and $55,000 in the second quarter and first half of 2005.

(3) In the second quarter of 2005, the Company reached an agreement for the sale of Ronson Aviation's charter aircraft, the Citation II, and its charter business for $1.6 million in cash. The sale was completed in September 2005. The sale resulted in a nonrecurring loss of $(421,000) in the second quarter of 2005, before income taxes.

(4) The Earnings (Loss) before Other Charges and Income Taxes were after deductions for fees to Bank of America of $70,000 and $90,000 in the second quarter and first half of 2006, respectively. The fees were due because the Bank of America loans had not been repaid prior to June 30, 2006. The Bank of America loans were repaid on July 31, 2006, and the fees will not continue.

(5) Diluted Net Earnings (Loss) per Common Share includes the dilutive effect of outstanding stock options. Stock options were anti-dilutive for the quarter and six months ended June 30, 2005, and therefore, were excluded from the computation of Diluted Net Earnings (Loss) per Common Share for those periods.

(6) On February 23, 2006 the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock. Information regarding the number of shares and per share amounts has been retroactively adjusted to reflect the stock dividend.

This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.


COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300